Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Hartman Short Term Income Properties XIX, Inc. and Subsidiaries

We hereby consent to the use in this Amendment No. 3 to Form S-4 Registration Statement (No. 333-221930) (Registration Statement) of our report dated November 13, 2018 relating to the consolidated financial statements of Hartman Short Term Income Properties XIX, Inc. and Subsidiaries (the Company) as of and for the years ended December 31, 2017 and 2016 and our report dated September 12, 2017 relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2016 and 2015, which are contained in the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.
Houston, Texas
November 14, 2018